Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FOURTH QUARTER 2020 RESULTS
Consolidated Revenues of $716M, up 7.3%
Diluted EPS $1.00; Non-GAAP Diluted EPS $1.03, up 77.2%
Provides 2021 Guidance Reflecting Approximately 30% Anticipated Accretion from Acima Acquisition
__________________________________________________________
Plano, Texas, February 24, 2021 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended December 31, 2020.

“This past year was pivotal for Rent-A-Center," said Mitch Fadel, Chief Executive Officer. "Strong performance in our Rent-A-Center business and growth in the retail partner channel drove record revenues and earnings despite operational challenges from the COVID-19 pandemic. We made important investments to support our digital strategy, and ended the year with the announcement of our acquisition of Acima, which we believe can significantly accelerate long-term growth and profitability."

“We expect Acima to drive significant accretion to non-GAAP Diluted EPS in 2021 and 2022," continued Mr. Fadel. "The acquisition dramatically increases our growth profile, and we believe we can achieve $6 billion in consolidated total revenue with mid-teens consolidated EBITDA margins in 2023 as we benefit from scale, profitability, and free cash flow generation. Acima's approach to origination, decisioning, servicing and collections is best in class, and its platform should support more opportunities to drive invoice volume growth and pursue new retail partner relationships."

"We're similarly confident that our omni-channel strategy can maintain strong long-term growth for Rent-A-Center," continued Mr. Fadel. "E-commerce and digital payments are enhancing our engagement with our customers, and we have a strategic advantage compared to other firms competing in the virtual lease-to-own ("LTO") industry to further leverage our last-mile capabilities."

"We believe there is a substantial opportunity in front of us, and our two platforms allow us to serve customers across multiple touchpoints as the LTO industry experiences broad based adoption via digital technology and growing popularity with a younger generation."

“The hurdles we overcame in 2020 underscored the dedication of our co-workers throughout the organization to serve our customers and our ability to perform across economic cycles, and we could not be more excited about our prospects to drive the business forward," concluded Mr. Fadel.
Consolidated Results
On a consolidated basis, total revenues increased in the fourth quarter of 2020 to $716.5 million, or by 7.3 percent compared to the same period in 2019, primarily due to an increase in same store sales revenue of 13.7 percent in the Rent-A-Center Business segment and a 4.8 percent increase in total revenues in the Preferred Lease segment, partially offset by a lower store count in the Rent-A-Center Business as a result of our refranchising efforts and the rationalization of our Rent-A-Center Business store base.
On a GAAP basis, the Company generated $54.6 million in operating profit in the fourth quarter of 2020 compared to $67.8 million in the fourth quarter of 2019, with the decrease primarily due to the gain on the sale-leaseback of our corporate headquarters in 2019. Net earnings and diluted earnings per share, on a GAAP basis, were $56.3 million and $1.00 respectively in the fourth quarter of 2020 compared to net earnings and diluted earnings per share of $40.5 million and $0.72 respectively in the fourth quarter of 2019 representing increases in net earnings and diluted earnings per share of 39.0 percent and 38.9 percent, respectively.
Special items in the fourth quarter of $28.8 million were primarily related to the loss incurred upon the sale of our Rent-A-Center Business stores in California to a franchisee, service costs related to the execution of the definitive merger agreement to acquire Acima Holdings LLC, and legal settlement reserves. These impacts were offset by the release of approximately $19.2 million in domestic and foreign tax valuation allowances.
The Company's Non-GAAP fourth quarter 2020 diluted earnings per share were $1.03 compared to $0.58 in the fourth quarter of 2019, an increase of 77.2 percent. Adjusted EBITDA in the fourth quarter was $97.0 million compared to $63.7 million in the fourth quarter of 2019, an increase of 52.2 percent. Adjusted EBITDA margin as a percentage of total revenues in the fourth quarter was 13.5 percent, an increase of 400 basis points compared to the fourth quarter of 2019.

For the twelve months ended December 31, 2020, the Company generated $236.5 million of cash from operations. The Company ended the fourth quarter of 2020 with $159.4 million of cash and cash equivalents and $197.5 million of outstanding indebtedness. The Company's net debt to Adjusted EBITDA ratio ended the fourth quarter at 0.1 compared to 0.7 times as of the end of the fourth quarter 2019. The Company ended the fourth quarter of 2020 with $369 million of liquidity which included $209 million of remaining availability on its previous revolving credit facility.
Acima Holdings, LLC Acquisition
On February 17, 2021, the Company completed its previously announced acquisition of Acima Holdings. The acquisition combines Acima's capabilities with Rent-A-Center's Preferred Dynamix platform creating flexible LTO solutions across e-commerce, digital and mobile channels. The Company engaged AlixPartners to advise on the integration and synergy identification processes, and integration is currently underway and proceeding on schedule with internal timelines.
In connection with the acquisition of Acima, on February 17, 2021, the Company refinanced its prior debt facilities, entering into credit agreements providing for a five year asset-based revolving credit facility with commitments of $550 million (which commitments may be increased by up to an additional $125 million in the aggregate, subject to certain conditions), and a seven-year term loan in the amount of $875 million, which was fully drawn at the closing of the Acima acquisition. On such date, the Company also issued in an unregistered offering $450 million aggregate principal amount of 6.375% Senior Unsecured Notes due 2029, which will mature on February 15, 2029 unless earlier redeemed in accordance with their terms.
Recent Dividend
As previously announced, the Rent-A-Center Board of Directors declared on December 2, 2020 a cash dividend of $0.31 per share for the first quarter of 2021, which was paid on January 12, 2021 to stockholders of record at the close of business on December 15, 2020. The cash dividend of $0.31 per share represents an increase of 6.9% over the fourth quarter of 2020.
Preferred Lease Segment
Fourth quarter 2020 revenues increased 4.8 percent to $201.1 million as compared to the fourth quarter of 2019 and were driven primarily by virtual retail partner growth partially offset by challenges with availability of products at many retail partners. Preferred Lease invoice volume increased approximately 25 percent as compared to the fourth quarter of 2019 through new virtual retail partner additions and organic growth in virtual and staffed locations. As a percent of revenue, skip/stolen losses were 11.6 percent, 260 basis points lower than in the fourth quarter of 2019. Skip/stolen losses benefited by approximately 130 basis points as a result of reversing our remaining incremental merchandise loss reserve created earlier in the year to address potential COVID-19 losses. On a GAAP basis, segment operating profit was $17.3 million in the fourth quarter, representing an increase of $0.3 million versus the prior year. Adjusted EBITDA was $18.3 million, representing an increase of $0.7 million versus the prior year, driven by higher revenue, partially offset by lower gross profit margin due to a higher mix of virtual and merchandise sales, and lower operating expenses.
Beginning in Q1 2021, the Preferred Lease Segment will include the results of the acquired Acima operations from the date of acquisition and will be referred to as the Acima Segment.
Rent-A-Center Business Segment
Fourth quarter 2020 revenues of $464.3 million increased 5.8 percent as compared to the fourth quarter of 2019, primarily due to an increase in same store sales revenue of 13.7 percent driven by 53 percent growth in e-commerce sales, and despite the impact of refranchising approximately 100 stores in California which are no longer reflected in the Rent-A-Center Business segment revenues. Skip/stolen losses as a percent of revenue were 2.6 percent, 150 basis points lower than in the fourth quarter of 2019. Lower skip/stolen losses are partially due to the increased adoption of digital payments which has resulted in improved collections. On a GAAP basis, segment operating profit was $80.4 million in the fourth quarter, representing an increase of $14.8 million versus the prior year. Adjusted EBITDA was $102.9 million, representing an increase of $30.8 million versus the prior year. Both the segment operating profit and Adjusted EBITDA increases were driven primarily by increased operating leverage as a result of higher revenues and lower operating expenses due, in part, to a lower store count. At December 31, 2020, the Rent-A-Center Business segment had 1,845 company-operated locations.
Franchising Segment
Fourth quarter 2020 revenues of $36.8 million increased 57.0 percent compared to the fourth quarter of 2019, primarily due to a higher store count, resulting from the refranchising of approximately 100 California stores during 2020 and higher inventory purchases by franchisees. On a GAAP basis, segment operating profit was $3.9 million in the fourth quarter, representing an increase of $1.4 million versus the prior year. Adjusted EBITDA was $3.9 million, representing an increase of $1.4 million versus the prior year. At December 31, 2020, there were 462 franchise-operated locations.
Mexico Segment
Fourth quarter 2020 revenues of $14.3 million represent an increase of 11.4 percent on a constant currency basis compared to the fourth quarter of 2019. On a GAAP basis, segment operating profit was $2.1 million in the fourth quarter, representing an increase of $0.6 million versus the prior year. Adjusted EBITDA was $2.2 million, representing an increase of $0.6 million versus the prior year. At December 31, 2020, the Mexico business had 121 company-operated locations.
Corporate Segment
Fourth quarter 2020 expenses decreased by $1.5 million, or approximately 3.8 percent, versus the prior year.

SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended December 31, 2020 (1)	13.7%	10.5%
Three Months Ended September 30, 2020 (1)	12.9%	4.3%
Three Months Ended December 31, 2019	1.2%	7.6%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

2021 Guidance
Beginning in Q1 2021, the Preferred Lease Segment will include the results of the acquired Acima operations from the date of acquisition and will be referred to as the Acima Segment. Acima's corporate related expense will be reflected in the Corporate Segment.
Consolidated(1)
•Revenues of $4.305 to $4.455 billion
•Adjusted EBITDA of $570 to $620 million(2)
•Non-GAAP diluted earnings per share of $5.00 to $5.55(2)(4)
•Free cash flow of $145 to $195 million(2)

Acima Segment (3)
•Revenues of $2.290 to $2.390 billion
•Adjusted EBITDA of $320 to $350(2) million

Rent-A-Center Business Segment
•Revenues of $1.830 to $1.880 billion
•Adjusted EBITDA of $375 to $395(2) million

(1) Consolidated includes Acima (referred to as Preferred Lease through Q1 2021), Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
(3) Acima Segment refers to the historical Preferred Lease Segment and newly acquired Acima business as of the acquisition date.
(4) Non-GAAP diluted earnings per share excludes the impact of intangible amortization assets created as a result of the Acima acquisition.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on the morning of Thursday, February 25, 2021, at 10:00 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is an industry leading omni-channel lease-to-own provider for the cash and credit constrained customer. The Company focuses on improving the quality of life for its customers by providing access and the opportunity to obtain ownership of high-quality, durable products via small payments over time under a flexible lease-purchase agreement and no long-term debt obligation. Preferred Lease (which, beginning in Q1 2021, will include the Acima business) provides virtual and staffed lease-to-own solutions to retail partners in stores and online enabling our partners to grow sales by expanding their customer base utilizing our differentiated offering. The Rent-A-Center Business and Mexico segments provide lease-to-own options on products such as furniture, appliances, consumer electronics, and computers in approximately 1,970 Rent-A-Center stores in the United States, Mexico, and Puerto Rico and on its e-commerce platform, Rentacenter.com. The Franchising segment is a national franchiser of approximately 460 franchise locations. Rent-A-Center is headquartered in Plano, Texas. For additional information about the Company, please visit our website at Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the potential effects of the COVID-19 pandemic on the Company's business operations, financial performance, and prospects, (ii) the future business prospects and financial performance of our Company following the closing of the Company's merger with Acima (the "Merger"), (iii) cost and revenue synergies and other benefits expected to result from the Merger, (iv) the Company's guidance and expected financial results for 2021 and future periods, (v) other statements regarding the Company's strategy and plans and other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Merger, including (i) the possibility that the anticipated benefits from the Merger may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of the Merger and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, (iv) changes in the Company's future cash requirements as a result of the Merger, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise, and (v) the impacts of the Company's additional debt incurred to finance the Merger; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Preferred Lease retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Preferred Lease offering and potential for higher merchandise losses; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) disruptions in the Company's supply chain; (22) limitations of, or disruptions in, the Company's distribution network; (23) rapid inflation or deflation in the prices of the Company's products; (24) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (25) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (26) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers and other competitors, including subprime lenders; (27) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments; (28) consumer preferences and perceptions of the Company's brands; (29) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (30) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (31) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (32) the Company's compliance with applicable statutes or regulations governing its businesses; (33) the impact of any additional social unrest such as that experienced in 2020 or otherwise, and resulting damage to the Company's inventory or other assets and potential lost revenues; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers, employees and retail partners; (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2019, its Annual Report on Form 10-K for the year ended December 31, 2020 (when filed) and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 2	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenues
Store
Rentals and fees	$580,781	$558,573	$2,263,091	$2,224,402
Merchandise sales	78,024	63,766	378,717	304,630
Installment sales	19,530	20,776	68,500	70,434
Other	1,504	1,833	3,845	4,795
Total store revenues	679,839	644,948	2,714,153	2,604,261
Franchise
Merchandise sales	30,470	18,828	80,023	49,135
Royalty income and fees	6,182	4,086	20,015	16,456
Total revenues	716,491	667,862	2,814,191	2,669,852
Cost of revenues
Store
Cost of rentals and fees	166,006	161,877	655,612	634,878
Cost of merchandise sold	85,288	69,006	382,182	319,006
Cost of installment sales	7,281	7,250	24,111	23,383
Total cost of store revenues	258,575	238,133	1,061,905	977,267
Franchise cost of merchandise sold	30,502	18,591	80,134	48,514
Total cost of revenues	289,077	256,724	1,142,039	1,025,781
Gross profit	427,414	411,138	1,672,152	1,644,071
Operating expenses
Store expenses
Labor	144,909	156,875	579,125	630,096
Other store expenses	146,078	153,721	609,370	617,106
General and administrative expenses	39,414	36,812	153,108	142,634
Depreciation and amortization	13,587	15,316	56,658	61,104
Other charges and (gains)	28,787	(19,420)	36,555	(60,728)
Total operating expenses	372,775	343,304	1,434,816	1,390,212
Operating profit	54,639	67,834	237,336	253,859
Debt refinancing charges	—	—	—	2,168
Interest expense	3,367	4,817	15,325	31,031
Interest income	(207)	(167)	(768)	(3,123)
Earnings before income taxes	51,479	63,184	222,779	223,783
Income tax (benefit) expense	(4,821)	22,693	14,664	50,237
Net earnings	$56,300	$40,491	$208,115	$173,546
Basic weighted average shares	54,190	54,730	54,187	54,325
Basic earnings per common share	$1.04	$0.74	$3.84	$3.19
Diluted weighted average shares	56,028	56,571	55,754	55,955
Diluted earnings per common share	$1.00	$0.72	$3.73	$3.10

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 3	December 31,
(In thousands)	2020	2019
Cash and cash equivalents	$159,449	$70,494
Receivables, net	90,003	84,123
Prepaid expenses and other assets	50,006	46,043
Rental merchandise, net
On rent	762,886	697,270
Held for rent	146,266	138,418
Operating lease right-of-use assets	283,422	281,566
Goodwill	70,217	70,217
Total assets	1,750,980	1,582,798

Operating lease liabilities	$285,354	$285,041
Senior debt, net	190,490	230,913
Total liabilities	1,158,900	1,123,835
Stockholders' equity	592,080	458,963

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Revenues
Rent-A-Center Business	$464,261	$438,836	$1,852,641	$1,800,486
Preferred Lease	201,122	191,863	810,151	749,260
Mexico	14,267	13,694	50,583	53,960
Franchising	36,841	23,469	100,816	66,146
Total revenues	$716,491	$667,862	$2,814,191	$2,669,852

Table 5	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Gross profit
Rent-A-Center Business	$328,348	$309,761	$1,294,695	$1,255,153
Preferred Lease	82,677	86,977	321,110	333,798
Mexico	10,050	9,522	35,665	37,488
Franchising	6,339	4,878	20,682	17,632
Total gross profit	$427,414	$411,138	$1,672,152	$1,644,071

Table 6	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Operating profit
Rent-A-Center Business	$80,354	$65,553	$333,379	$235,964
Preferred Lease	17,319	16,989	57,847	83,066
Mexico	2,055	1,451	5,798	5,357
Franchising	3,876	2,489	12,570	7,205
Total segments	103,604	86,482	409,594	331,592
Corporate	(48,965)	(18,648)	(172,258)	(77,733)
Total operating profit	$54,639	$67,834	$237,336	$253,859

Table 7	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Depreciation and amortization
Rent-A-Center Business	$5,153	$5,203	$19,912	$20,822
Preferred Lease	524	493	2,066	1,533
Mexico	121	84	413	401
Franchising	12	3	40	45
Total segments	5,810	5,783	22,431	22,801
Corporate	7,777	9,533	34,227	38,303
Total depreciation and amortization	$13,587	$15,316	$56,658	$61,104

Table 8	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Capital expenditures
Rent-A-Center Business	$4,664	$4,661	$14,869	$10,255
Preferred Lease	55	16	161	141
Mexico	187	107	392	172
Total segments	4,906	4,784	15,422	10,568
Corporate	7,082	4,363	19,123	10,589
Total capital expenditures	$11,988	$9,147	$34,545	$21,157

Table 9	On Lease at December 31,		Held for Lease at December 31,
(In thousands)	2020	2019	2020	2019
Lease merchandise, net
Rent-A-Center Business	$444,945	$411,482	$136,219	$131,086
Preferred Lease	299,660	268,845	2,228	1,254
Mexico	18,281	16,943	7,819	6,078
Total lease merchandise, net	$762,886	$697,270	$146,266	$138,418

Table 10	December 31,
(In thousands)	2020	2019
Assets
Rent-A-Center Business	$999,252	$953,151
Preferred Lease	389,650	357,859
Mexico	42,278	33,707
Franchising	14,729	11,095
Total segments	1,445,909	1,355,812
Corporate	305,071	226,986
Total assets	$1,750,980	$1,582,798

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA and Free Cash Flow have also been used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 11	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net earnings	$56,300	$1.00	$40,491	$0.72	$208,115	$3.73	$173,546	$3.10
Special items, net of taxes:
Other (gains) charges (See Tables 12 and 13 below for additional detail)	20,859	0.55	(13,777)	(0.24)	26,801	0.48	(46,725)	(0.83)
Debt refinancing charges	—	—	—	—	—	—	1,470	0.03
Discrete income tax items(1)	(19,724)	(0.52)	6,009	0.10	(37,986)	(0.68)	(3,194)	(0.06)
Net earnings excluding special items	$57,435	$1.03	$32,723	$0.58	$196,930	$3.53	$125,097	$2.24
(1) Discrete income tax items for the three and twelve months ended December 31, 2020 were benefited by the release of domestic and foreign tax valuation allowances of approximately $19.2 million. In addition, discrete income tax items for the twelve months ended December 31, 2020 included benefits of approximately $16.7 million related to the carry back of income tax net operating losses available through the Coronavirus Aid, Relief, and Economic Security Act.

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 12	Three Months Ended December 31, 2020
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$80,354	$17,319	$2,055	$3,876	$(48,965)	$54,639
Plus: Amortization, Depreciation	5,153	524	121	12	7,777	13,587
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
California refranchise store sale	16,600	—	—	—	—	16,600
Acima transaction Costs	—	—	—	—	6,400	6,400
Legal settlement reserves	—	—	—	—	3,500	3,500
Asset disposals	6	4	—	—	1,269	1,279
Store closure costs	389	—	23	—	—	412
State tax audit assessment reserves	—	400	—	—	—	400
COVID-19 impacts	284	—	—	—	50	334
Cost savings initiatives	(8)	37	—	—	(306)	(277)
Nationwide protest impacts	139	—	—	—	—	139
Adjusted EBITDA	$102,917	$18,284	$2,199	$3,888	$(30,275)	$97,013

Table 13	Three Months Ended December 31, 2019
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$65,553	$16,989	$1,451	$2,489	$(18,648)	$67,834
Plus: Amortization, Depreciation	5,203	493	84	3	9,533	15,316
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Headquarters sale	—	—	—	—	(21,819)	(21,819)
Store closures	1,251	—	30	—	—	1,281
State tax audit assessments	—	—	—	—	527	527
Legal settlement reserves	—	—	—	—	440	440
Legal and professional fees	—	—	—	—	227	227
Cost savings initiatives	222	115	—	—	(191)	146
Insurance reimbursement proceeds	(118)	—	—	—	—	(118)
Legal settlement	—	—	—	—	(104)	(104)
Adjusted EBITDA	$72,111	$17,597	$1,565	$2,492	$(30,035)	$63,730

Table 14	Twelve Months Ended December 31, 2020
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$333,379	$57,847	$5,798	$12,570	$(172,258)	$237,336
Plus: Amortization, Depreciation	19,912	2,066	413	40	34,227	56,658
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
California refranchise store sale	16,600	—	—	—	—	16,600
Legal settlement reserves	—	—	—	—	7,900	7,900
Acima transaction costs	—	—	—	—	6,400	6,400
Legal settlement	—	—	—	—	(2,800)	(2,800)
Store closure costs	2,052	—	37	—	—	2,089
Asset disposals	531	4	—	—	1,269	1,804
Cost savings initiatives	577	193	—	—	813	1,583
State tax audit assessment reserves	261	400	—	—	564	1,225
COVID-19 impacts	883	115	—	—	155	1,153
Nationwide protest impacts	942	—	—	—	—	942
Insurance reimbursement proceeds	(341)	—	—	—	—	(341)
Adjusted EBITDA	$374,796	$60,625	$6,248	$12,610	$(123,730)	$330,549

Table 15	Twelve Months Ended December 31, 2019
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$235,964	$83,066	$5,357	$7,205	$(77,733)	$253,859
Plus: Amortization, Depreciation	20,822	1,533	401	45	38,303	61,104
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Vintage Merger termination settlement	—	—	—	—	(92,500)	(92,500)
Headquarters sale	—	—	—	—	(21,819)	(21,819)
Legal and professional fees	—	—	—	—	21,429	21,429
Legal settlements	—	—	—	—	12,896	12,896
Cost savings initiatives	8,141	500	—	—	1,593	10,234
Store closures	7,222	—	136	—	—	7,358
State tax audit assessments	—	—	—	—	2,381	2,381
Insurance reimbursement proceeds	(1,147)	—	—	—	—	(1,147)
Legal settlement reserves	—	—	—	—	440	440
Adjusted EBITDA	$271,002	$85,099	$5,894	$7,250	$(115,010)	$254,235

Reconciliation of net cash provided by operating activities to free cash flow:

Table 16	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$(59,724)	$(12,713)	$236,502	$215,416
Purchase of property assets	(11,988)	(9,147)	(34,545)	(21,157)
Hurricane insurance recovery proceeds	—	118	158	1,113
Free cash flow	$(71,712)	$(21,742)	$202,115	$195,372

Proceeds from sale of stores	14,281	52,795	14,477	69,717
Acquisitions of businesses	—	(193)	(700)	(28,915)
Free cash flow including acquisitions and divestitures	$(57,431)	$30,860	$215,892	$236,174